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Exhibit 10.29

CONSULTING AGREEMENT

        THIS CONSULTING AGREEMENT is made and entered into as of February 5, 2004, by and between Thomas Group,  Inc., a Delaware corporation (the "Company") and General John T. Chain, Jr. ("Consultant").

Recitals

        A.    Consultant has served as a director of the Company since 1995 and is a major stockholder of the Company.

        B.    The Company desires to have the benefit of Consultant's knowledge and experience as a consultant to the Company and Consultant is willing to serve as a consultant to the Company on the terms and conditions contained in this Agreement.

Agreement

        1.    Consulting Services.    The Company hereby engages Consultant to consult with and advise the Company, at such reasonable times as may be requested by the Company, with respect to: (i) marketing and sales, (ii) corporate finance strategies and (iii) the Company's relationship with the financial and investment communities. Consultant shall devote such time to the performance of his duties as may in his judgment be reasonably necessary. Services as a consultant shall be in addition to General Chain's services as Chairman of the Board of Directors of the Company.

        2.    Term.    The term of this Agreement shall be two years commencing January 1, 2003, and ending December 31, 2004, unless sooner terminated pursuant to paragraph 6 below.

        3.    Compensation.    During the term of this Agreement, the Company shall pay the Consultant an annual fee of $100,000 payable quarterly at the end of each quarter.

        4.    Expenses.    Company shall reimburse Consultant for all reasonable and ordinary out-of-pocket business expenses Consultant incurs in the performance of its duties under this Consulting Agreement.

        5.    Independent Contractor.    Consultant is not an employee of the Company and the relationship of Consultant to the Company is that of an independent contractor and Consultant shall not, in such capacity, be entitled to benefits provided Company employees. Consultant shall be responsible for all federal, state and local income, self-employment and similar taxes with respect to the consulting fees paid hereunder. Without limiting the scope of the preceding sentences, Consultant, in his capacity as such, shall have no power or authority to commit the Company to any obligation of any kind.

        6.    Termination.    This Agreement may be terminated by the Company only as follows:

          A.    Death; Disability.    This Consulting Agreement shall be automatically terminated on the death of consultant or on the disability of Consultant if he is no longer able, with reasonable accommodation, to perform the essential functions of his position as Consultant to the Company. In the event of Consultant's disability, this Consulting Agreement shall not terminate unless and until Consultant has been unable to perform the essential functions of his position hereunder for a period of three (3) consecutive months as a result of the Consultant's disability.

          B.    Termination With Cause.    The Company may terminate this Consulting Agreement for "Cause." "Cause" means the termination by the Company of Consultant's employment based upon a good faith determination by the Board of Directors of the Company that Consultant has committed an illegal act or an act of gross negligence or willful misconduct that has or is reasonably expected to have a material adverse effect on the business or affairs of the Company.

        7.    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, sent by confirmed facsimile transmission or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address as a party may specify by like notice):

          If to the Company:

      Thomas Group, Inc.
      5221 N. O'Connor Blvd., Suite 500
      Irving, TX 75039

      ATTN: President

          If to Consultant:

      General John T. Chain, Jr.
      2101 Indian Creek Drive
      Fort Worth, TX 86107

        8.    Governing Law.    This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Texas.

        9.    Entire Agreement.    This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior written or oral agreements, understandings and discussions of the parties with respect to the subject matter hereof.

        EXECUTED as of the date first written above.

THOMAS GROUP, INC.
By:	/s/ JOHN R. HAMANN
Name:	John R. Hamann
Title:	President
/s/ JOHN T. CHAIN, JR. General John T. Chain, Jr.

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  Exhibit 10.29
CONSULTING AGREEMENT